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                                                                    EXHIBIT 23.1






                         Consent of Independent Auditors


The Board of Directors
Enlighten Software Solutions, Inc.:


We consent to incorporation by reference in the registration statement (No. 33-73588) on Form S-8 of ENlighten Software Solutions, Inc. of our report dated February 7, 1997, relating to the consolidated balance sheets of ENlighten Software Solutions, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1996, which report appears in the December 31, 1996, annual report on Form 10-KSB of ENlighten Software Solutions, Inc.



                                      KPMG Peat Marwick LLP

San Jose, California
April 10, 1997